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                                                                     EXHIBIT 4.3


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                           UP SHARES STOCK OPTION PLAN

                                       of

                            UNION PACIFIC CORPORATION

















                         Effective as of April 30, 1998



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                           UP SHARES STOCK OPTION PLAN
                          OF UNION PACIFIC CORPORATION


1.       PURPOSE

         The purpose of the UP Shares Stock Option Plan of Union Pacific Corporation is to promote and closely align the interests of employees of the Company and its Participating Subsidiaries with the Company's shareholders by providing stock-based compensation. The Plan is intended to strengthen the Company's ability to reward performance which enhances long-term shareholder value and to increase employee stock ownership through performance-based compensation.

2.       DEFINITIONS

         The following terms shall have the following meanings:

         "Act" means the Securities Exchange Act of 1934, as amended.

         "Active Service" means performing service or being eligible to perform service.

         "Administrator" means the Committee and any executive officer of the Company when acting pursuant to authority delegated by the Committee pursuant to
Section 3.

         "Beneficiary" means any person or persons designated in writing by an Optionee to the Committee on a form prescribed by it for that purpose, which designation shall be revocable at any time by the Optionee prior to his or her death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Optionee, "Beneficiary" shall mean such Optionee's estate; and further provided that no designation of Beneficiary shall be effective unless it is received by the Company before the Optionee's death.

         "Board" means the Board of Directors of the Company.

         "Committee" means the Committee designated by the Board to administer this Plan pursuant to Section 3.

         "Common Stock" means the Common Stock, par value $2.50 per share, of the Company.

         "Company" means Union Pacific Corporation, a Utah corporation, or any successor corporation.

         "Eligible Employee" has the meaning set forth in Section 5.

         "Option" means each stock option granted under this Plan, all of which shall be non-qualified.

         "Optionee" means any Eligible Employee of the Company or a Participating Subsidiary (including directors who are also such employees) who is granted an option under this Plan.

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         "Participating Subsidiary" means each Subsidiary of the Company other than (A) Overnite Transportation Company, a Virginia corporation, and its subsidiaries, and (B) Skyway Freight Systems, Inc., a California corporation, and its subsidiaries.

         "Performance Criteria" means for the period from May 1, 1998 to April 30, 1999, reportable injuries and lost work days per 200,000 man-hours improve an average of 20% or more over the period from May 1, 1997 to April 30, 1998 and the average Service Delivery Index as calculated by UPRR is 66 or more.

         "Plan" means this UP Shares Stock Option Plan of Union Pacific Corporation, as amended from time to time.

         "Stock Administrator" means the Company's third party stock administrator or any other person designated by the Committee to assist in the administration of the Plan.

         "Subsidiary" means any corporation of which the Company or UPRR, as the case may be, owns directly or indirectly at least a majority of the outstanding shares of voting stock.

         "UPRR" means Union Pacific Railroad Company, a Delaware corporation.

         "Vesting Date" means, unless the Committee shall determine otherwise, May 1, 2001, provided that if the Performance Criteria have been met on April 30, 1999, the Vesting Date shall be May 1, 1999.

3.       ADMINISTRATION

         (a) Composition of Committee. This Plan shall be administered by the Committee which shall comprise not less than three members of the Board, none of whom shall be employees of the Company or any Participating Subsidiary. The Committee shall have full authority to construe and interpret this Plan, to determine employees eligible under this Plan, to determine the date the Options shall vest, to establish performance criteria in connection with the vesting of Options, to establish, amend and rescind rules and regulations relating to this Plan, to administer this Plan, and to take all such steps and make all such determinations in connection with this Plan and Options granted thereunder as it may deem necessary or advisable. Each Option shall, if required by the Committee, be evidenced by an agreement to be executed by the Company and the Optionee, respectively, and contain provisions not inconsistent with this Plan. All determinations of the Committee shall be by a majority of its members and shall be evidenced by resolution, written consent or other appropriate action, and the Committee's determinations shall be final. Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. The Committee may delegate any or all of its authority under this Plan to the Senior Vice President - Human Resources or other executive officer of the Company.

         (b) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Optionees. The Committee shall


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consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4.       SHARES SUBJECT TO THIS PLAN

         Subject to the provisions of Section 9 hereof, the maximum number and kind of shares as to which Options may be granted under this Plan are 12 million shares of Common Stock. Shares of Common Stock subject to Options under the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company.

5.       ELIGIBILITY

         Eligibility to receive a grant of an Option under this Plan is limited to non-agreement employees of the Company or a Participating Subsidiary and agreement employees of UPRR or a Subsidiary of UPRR who meet the following criteria (each and "Eligible Employee"):

         (a) Non-Agreement Employees. Non-agreement employees must have been employed by the Company or a Participating Subsidiary on or before April 30, 1998, must not have been terminated from their employment with the Company or a Participating Subsidiary at any time prior to the Vesting Date and must be employed with the Company or a Subsidiary on the Vesting Date.

         (b) Agreement Employees. Agreement employees must have been in Active Service with UPRR or a Subsidiary of UPRR on April 30, 1998 and must also be in Active Service with UPRR or a Subsidiary of UPRR on the Vesting Date.

6.       GRANT OF OPTIONS

         Each Optionee is granted an Option on April 30, 1998 to purchase 200 shares of Common Stock.

7.       TERMS AND CONDITIONS OF THE OPTIONS

         All Options under this Plan shall be non-qualified options and shall be granted subject to the following terms and conditions:

         (a) Date of Grant. The date of grant shall be April 30, 1998.

         (b) Option Price. The option price per share with respect to the Option shall be $55.00.

         (c) Vesting. All Options shall vest and be exercisable on the Vesting Date. If, however, on the Vesting Date, an Eligible Employee is on long-term disability, furlough or other similar leave (as determined by the Committee), their Option shall vest upon the date of their return to Active Service.


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         (d) Duration of Options. Subject to Section 7(i), Options shall be exercisable commencing on the Vesting Date and continuing to and including April 30, 2008.

         (e) Exercise of Option. Except as provided in Section 7(i), the shares of Common Stock covered by an Option may not be purchased prior to the Vesting Date, but thereafter may be purchased during the balance of the option exercise period by notice to the Stock Administrator. All 200 shares of Common Stock available under the Option must be purchased at the same time.

         (f) Payment. Shares of Common Stock purchased under the Option shall, at the time of purchase, be paid for in full in cash. To the extent permitted by the Committee, the option price may be paid by authorizing the Stock Administrator to withhold shares of Common Stock otherwise issuable on exercise of the Option. Such shares withheld to pay the option price shall be valued at fair market value on the date the Option is exercised in accordance with the procedures to be established by the Committee. An Optionee shall have none of the rights of a shareholder until the shares of Common Stock are issued to him or her.

         (g) Purchase for Investment. The Committee shall have the right to require that each Optionee or other person who shall exercise an Option under the Plan represent and agree that any shares of Common Stock purchased pursuant to such Option will be purchased for investment and not with a view to the distribution or resale thereof or that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth by the Committee.

         (h) Non-Transferability of Options. During an Optionee's lifetime, the Option may be exercised only by the Optionee. Options shall not be transferable, except for the exercise by the Optionee's Beneficiary upon the death of the Optionee.

         (i) Termination of Employment. Upon the termination of an Optionee's employment with the Company or a Subsidiary prior to the Vesting Date, the Option shall immediately be forfeited. Upon the termination of an Optionee's employment with the Company or a Subsidiary on or after the Vesting Date, the Option shall be exercisable for a period of one (1) year after the date of such termination. Notwithstanding the foregoing, in no event, shall any Option be exercisable subsequent to April 30, 2008. Termination includes, without limitation, death, retirement, resignation, long-term disability or any other termination whatsoever.

8.       REGULATORY APPROVALS AND LISTING

         The Company shall not be required to issue to an Optionee any certificate for any shares of Common Stock upon exercise of an Option prior to
(i) the obtaining of any approval from any governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable,
(ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable. The Company shall have the ability to suspend exercise of Options as to any or all Optionees whenever any required registration statement (or prospectus


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under such registration statement) is not effective or does not contain all required information necessary to make the information contained therein not misleading.

9.       ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION

         In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spin-off, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee may make such equitable adjustments as it may deem appropriate in the number and kind of shares authorized by this Plan, in the option price of outstanding Options and in the number and kind of shares subject to outstanding Options.

10.      TAXES

         (a) Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by an Optionee of any taxes that the Committee determines are required in connection with any Option granted under this Plan, and an Optionee's rights in any Option are subject to satisfaction of such conditions.

         (b) Payment of Withholding Taxes. Notwithstanding the terms of Section 10(a), the Committee may provide that all or any portion of the taxes required to be withheld or, if permitted by the Committee, desired to be paid by the Optionee, in connection with the exercise of any Option shall be paid or, at the election of the Optionee, may be paid by withholding shares of Common Stock otherwise issuable or subject to such Option having a fair market value equal to the amount required or elected to be withheld or paid. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to approval by the Committee.

11.      TERM OF THIS PLAN

         No Options shall be granted pursuant to this Plan after April 30, 1998, but grants of Options theretofore granted may extend beyond that date and the terms and conditions of this Plan shall continue to apply thereto.

12.      TERMINATION OR AMENDMENT OF THIS PLAN

         The Committee may from time to time alter or amend this Plan or any part thereof, provided that no alteration or amendment with respect to any Options may be made which would materially impair the rights of an Optionee without the consent of such Optionee, except that such consent shall not be necessary with respect to any alteration or amendment deemed necessary to ensure that the Company may obtain any approval referred to in Section 8 or to ensure that the grant of Options, the exercise of Options or any other provision of this Plan complies with Section 16(b) of the Act.


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13.      SECTION 16(b) REQUIREMENTS

         In order to comply with Section 16(b) of the Act, the Committee may permit Section 16(b) reporting officers of the Company or a Participating Subsidiary to exercise Options granted under this Plan by a stock-for-stock or attestation method of exercise.


14.      GENERAL PROVISIONS

         (a) Employment at Will. Neither this Plan nor the grant of any Option nor any action by the Company, any Subsidiary or the Committee shall be held or construed to confer upon any Optionee any right to be continued in the employ of the Company or a Subsidiary. The Company and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Optionee whenever in the sole discretion of the Company or a Subsidiary, as the case may be, its interest may so require.

         (b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Utah and applicable federal law. The Committee may provide that any dispute as to any Option shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or other document evidencing any Option to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

15.      LIABILITY OF COMPANY

         The Company and any Subsidiary which is in existence or hereafter comes into existence shall not be liable to an Optionee or other persons as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Optionee or other person due to the receipt, exercise or settlement of any Option granted hereunder.

16.      EFFECTIVE DATE

         This Plan shall be effective as of April 30, 1998.


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